Exhibit 3.1(b)

RACKSPACE HOSTING, INC.

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

Rackspace Hosting, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Rackspace Hosting, Inc. The Corporation was originally incorporated as Rackspace.com, Inc. on March 7, 2000 pursuant to the General Corporation Law. The Corporation’s most recent Restated Certificate of Incorporation was filed with the Delaware Secretary of State on April 22, 2008 (the “Restated Certificate”). On June 5, 2008, the Corporation filed a Certificate of Ownership and Merger changing the name of the Corporation to Rackspace Hosting, Inc.

2. This Certificate of Amendment of the Restated Certificate been duly approved by the Corporation’s Board of Directors in accordance with Section 242 the Delaware General Corporation Law.

3. This Certificate of Amendment of the Restated Certificate has been duly approved by the required vote of stockholders in accordance with Section 228 of the Delaware General Corporation Law.

3. The Restated Certificate is hereby amended by changing ARTICLE IV so that, as amended, the Section 4.2(c)(1)(D) of ARTICLE IV shall be and read as follows:

(D) Conversion. The Series A-1 Convertible Preferred Stock shall automatically convert (without the necessity of any further act by the Corporation or the holders of the Series A-1 Convertible Preferred Stock) into a like number of shares of the Corporation’s Common Stock, thereby eliminating the Liquidation Preference in favor of the Series A-1 Convertible Preferred Stock, at the time that the Corporation’s Registration Statement becomes effective, provided that if such Registration Statement is withdrawn and no shares of the Corporation’s capital stock are issued pursuant to such Registration Statement, at the time of such withdrawal, the rights of the Series A-1 Convertible Preferred Stock shall automatically be restored and any shares of Common Stock issued to the holders of the Series A-1 Preferred Convertible Preferred Stock as a result of the conversion shall automatically convert back into the same number of shares of Series A-1 Preferred Convertible Preferred Stock from which the shares of Common Stock were converted. For the purposes of this paragraph, the “Registration Statement” shall mean the Form S-1 Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, pursuant to which the Corporation seeks to issue shares of its Common Stock for an aggregate purchase price to the public of at least $10,000,000.00. Upon the conversion of the Series A-1 Convertible Preferred Stock into Common Stock, the holders of the Series A-1 Convertible Preferred Stock shall return to the Corporation their shares of Series A-1 Convertible Preferred Stock and the Corporation shall issue a like number of shares of Common Stock. Incident to any withdrawal of the Registration Statement under the circumstances described above, upon the conversion of the Common Stock into Series A-1 Convertible Preferred Stock, the holders of the Common Stock shall return to the Corporation their shares of Common Stock, and the Corporation shall issue a like number of shares of Series A-1 Convertible Preferred Stock. The above notwithstanding, in the event that the mid-point filing range for the per share offering price to the public under the Registration Statement is less than the difference, if any, between (i) $11.04 minus (ii) the fair market value of any dividends or other distributions previously made by the Corporation with respect to such share of Series A-1 Convertible Preferred Stock (such difference being the “Price Threshold”), the number of shares of Common Stock to be received by the holders of the Series A-1 Convertible Preferred Stock upon conversion shall be adjusted upward so that for each share of Series A-1 Convertible Preferred Stock converted, the holder shall receive that amount of Common Stock (which may include fractional shares of Common Stock), valued at the mid-point filing range of the Registration Statement which is equal in value to the Price Threshold. In the event of any stock-split or combination of the Corporation’s Common Stock and Series A-1 Convertible Preferred Stock, the Price Threshold shall be appropriately adjusted so that the stock split or combination will not have any economic effect upon the conversion from Series A-1 Convertible Preferred Stock to Common Stock as set forth herein.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Alan Schoenbaum, Senior Vice President, General Counsel and Secretary, this 14th day of July, 2008.

RACKSPACE HOSTING, INC.

/s/ Alan Schoenbaum Alan Schoenbaum Senior Vice President, General Counsel and Secretary